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                                                                    EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
YieldUP International Corporation:

We consent to the use of our report dated February 5, 1999, with respect to the balance sheet of YieldUP International Corporation as of December 31, 1998, and the related statements of operations, redeemable Series A Preferred stock and stockholders' equity and cash flows for each of the years in the two-year period then ended, incorporated by reference in the proxy statement/Form S-4 of YieldUP International Corporation and FSI International, Inc., respectively, filed on or about September 13, 1999, which report appears in the December 31, 1998, annual report on Form 10-KSB/A of YieldUP International Corporation and to the references to our firm under the headings "Selected Historical Financial Data" and "Experts" in the prospectus.

Our report dated February 5, 1999, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ KPMG LLP

Mountain View, California
September 13, 1999